Provident Financial Services, Inc. Announces Fourth Quarter and Full Year Earnings and Declares Quarterly Cash Dividend.

ISELIN, NJ, January 31, 2020 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $26.0 million, or $0.40 per basic and diluted share for the quarter ended December 31, 2019, compared to net income of $35.8 million, or $0.55 per basic and diluted share for the quarter ended December 31, 2018. For the year ended December 31, 2019, the Company reported net income of $112.6 million, or $1.74 per basic and diluted share, compared to net income of $118.4 million, or $1.82 per basic and diluted share for 2018.
For the quarter and year ended December 31, 2019, the Company’s earnings were adversely impacted by a $2.0 million, or $0.03 per basic and diluted share, net of tax expense, increase in the estimated fair value of the contingent consideration related to the April 1, 2019 acquisition of Tirschwell & Loewy, Inc. (“T&L”), a New York City-based registered investment advisor. As previously disclosed, the earn-out of this contingent consideration is based upon T&L achieving certain revenue growth and retention targets over a three-year period from the date of acquisition. Based upon recent performance and improved projections for the remaining measurement period, an increase to the fair value of the contingent liability was warranted. At December 31, 2019, the contingent liability was $9.4 million, with maximum potential future payments totaling $11.0 million. Excluding this charge, the Company would have reported net income of $27.9 million, or $0.43 per basic and diluted share, and net income of $114.6 million, or $1.77 per basic and diluted share, for the quarter and year ended December 31, 2019, respectively.
For the quarter and the year ended December 31, 2018, a non-recurring $1.9 million tax benefit was recorded stemming from the Company's completion of a cost segregation study that assigned shorter taxable lives to certain fixed assets. This benefit contributed $0.03 per basic and diluted share for both the quarter and year ended December 31, 2018. In addition, the Company realized a $1.6 million, or $0.02 per share, net of tax gain on the sale of Visa Class B common shares in the fourth quarter of 2018.
Christopher Martin, Chairman, President and Chief Executive Officer commented: “Our core earnings for the quarter remained strong despite the flat yield curve. Net interest margin compression was minimal quarter over quarter.” Martin noted: “We will carefully manage our deposit and funding costs as the interest rate environment continues to evolve.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on February 28, 2020 to stockholders of record as of the close of business on February 14, 2020.
Annual Meeting Date Set
The Annual Meeting of Stockholders will be held on April 23, 2020 at the Delta Hotels Marriott, Iselin, New Jersey at 10:00 a.m. Eastern Time. March 2, 2020 has been established as the record date for the determination of stockholders entitled to vote at the Annual Meeting.
Balance Sheet Summary
Total assets at December 31, 2019 were $9.81 billion, an $82.8 million increase from December 31, 2018. The increase in total assets was primarily due to an $82.3 million increase in total loans, a $62.6 million increase other assets, a $44.1 million increase in total cash and cash equivalents and an $18.8 million increase in intangible assets, partially offset by a $123.3 million decrease in total investments.
The increase in other assets was largely due to the Company's January 1, 2019 adoption of a new lease accounting standard. The Company recorded a right of use asset of $44.9 million, which was based on the present value of the expected remaining lease payments at January 1, 2019.

The Company’s loan portfolio increased $82.3 million to $7.33 billion at December 31, 2019, from $7.25 billion at December 31, 2018. For the year ended December 31, 2019, loan originations, including advances on lines of credit, totaled $2.83 billion, compared with $3.16 billion for 2018. The loan portfolio had net increases of $279.1 million in commercial mortgage loans and $40.8 million in construction loans, partially offset by net decreases of $114.1 million in multi-family mortgage loans, $60.4 million in commercial loans and $21.8 million in residential mortgage loans. Commercial real estate, commercial and construction loans represented 80.0% of the total loan portfolio at December 31, 2019, compared to 78.9% at December 31, 2018.
At December 31, 2019, the Company’s unfunded loan commitments totaled $1.47 billion, including commitments of $615.3 million in commercial loans, $437.5 million in construction loans and $180.4 million in commercial mortgage loans. Unfunded loan commitments at September 30, 2019 and December 31, 2018 were $1.65 billion and $1.49 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $905.9 million at December 31, 2019, compared to $1.09 billion and $973.4 million at September 30, 2019 and December 31, 2018, respectively.
Total investments were $1.49 billion at December 31, 2019, a $123.3 million decrease from December 31, 2018. This decrease was largely due to repayments of mortgage-backed securities, maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities and an increase in unrealized gains on available for sale debt securities.
Intangible assets increased $18.8 million to $437.0 million at December 31, 2019. The increase in intangible assets was primarily related to the Company's acquisition of T&L, partially offset by scheduled amortization.
Total deposits increased $272.5 million during the year ended December 31, 2019 to $7.10 billion. Total core deposits, consisting of savings and demand deposit accounts, increased $289.0 million to $6.37 billion at December 31, 2019, while total time deposits decreased $16.5 million to $734.0 million at December 31, 2019. The increase in core deposits for the year ended December 31, 2019 was largely attributable to a $241.9 million increase in money market deposits, a $72.5 million increase in non-interest bearing demand deposits and a $42.8 million increase in interest bearing demand deposits, partially offset by a $68.2 million decrease in savings deposits. Core deposits represented 89.7% of total deposits at December 31, 2019, compared to 89.0% at December 31, 2018.
Borrowed funds decreased $317.1 million during the year ended December 31, 2019, to $1.13 billion. The decrease in borrowings for the period was primarily the result of wholesale funding being partially replaced by the net inflows of deposits. Borrowed funds represented 11.5% of total assets at December 31, 2019, a decrease from 14.8% at December 31, 2018.
Stockholders’ equity increased $54.9 million during the year ended December 31, 2019 to $1.41 billion, primarily due to net income earned for the period and an increase in unrealized gains on available for sale debt securities, partially offset by dividends paid to stockholders and common stock repurchases. Common stock repurchases during the year ended December 31, 2019, totaled 916,326 shares at an average cost of $23.81, of which 73,311 shares, at an average cost of $27.08, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At December 31, 2019, 1.6 million shares remained eligible for repurchase under the current authorization. Book value per share and tangible book value per share(1) at December 31, 2019 were $21.49 and $14.85, respectively, compared with $20.49 and $14.18, respectively, at December 31, 2018.
Results of Operations
Net Interest Income and Net Interest Margin
For the quarter ended December 31, 2019, net interest income decreased $4.5 million to $72.9 million, from $77.3 million for the same period in 2018. Net interest income for the year ended December 31, 2019 decreased $2.7 million, to $298.0 million, from $300.7 million for 2018. The decline in net interest income for the three months ended December 31, 2019, compared with the three months ended December 31, 2018, was primarily due to the period-over-period compression in the net interest margin. This was tempered by the net inflow of deposits and growth in average non-interest bearing deposits, which mitigated the Company's need to utilize higher-cost sources to fund average interest-earning assets.
The decrease in net interest income for the year ended December 31, 2019, compared to the same period in 2018, was primarily due to compression in the net interest margin as the increase in the cost of the Company’s average interest-bearing deposits and borrowings outpaced the improvement in the yield on average total loans. Net interest income for the year ended December 31, 2019 was aided by the recognition of $2.2 million in interest income, in the second quarter of 2019, upon the prepayment of loans which had previously been non-accruing.
The Company’s net interest margin for the quarter ended December 31, 2019 decreased two basis points to 3.21%, compared with 3.23% for the trailing quarter ended September 30, 2019. The weighted average yield on interest-earning assets decreased ten basis points to 3.99% for the quarter ended December 31, 2019, compared to 4.09% for the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended December 31, 2019 decreased nine basis points to 1.04%, compared to the trailing quarter. The average cost of interest-bearing deposits for the quarter ended December 31, 2019 decreased four basis points to 0.83%, compared to 0.87% for the trailing quarter. Average non-interest bearing demand deposits increased $80.3 million to $1.59 billion for the quarter ended December 31, 2019, compared with $1.51 billion for the quarter ended September 30, 2019. The average cost of borrowed funds for the quarter ended December 31, 2019 was 1.98%, compared to 2.13% for the quarter ended September 30, 2019.
The net interest margin decreased 23 basis points to 3.21% for the quarter ended December 31, 2019, compared to 3.44% for the quarter ended December 31, 2018. The weighted average yield on interest-earning assets decreased 20 basis points to 3.99% for the quarter ended December 31, 2019, compared to 4.19% for the quarter ended December 31, 2018, while the weighted average cost of interest-bearing liabilities increased seven basis points to 1.04% for the quarter ended December 31, 2019, compared to 0.97% for the fourth quarter of 2018. The average cost of interest-bearing deposits for the quarter ended December 31, 2019 was 0.83%, compared to 0.70% for the same period last year. Average non-interest bearing demand deposits totaled $1.59 billion for the quarter ended December 31, 2019, compared to $1.48 billion for the quarter ended December 31, 2018. The average cost of borrowed funds for the quarter ended December 31, 2019 was 1.98%, compared with 1.99% for the same period last year.
For the year ended December 31, 2019, the net interest margin decreased four basis points to 3.35%, compared with 3.39% for the year ended December 31, 2018. The weighted average yield on interest-earning assets increased 12 basis points to 4.18% for the year ended December 31, 2019, compared to 4.06% for the year ended December 31, 2018, while the weighted average cost of interest-bearing liabilities increased 22 basis points to 1.08% for the year ended December 31, 2019, compared to 0.86% for the same period in 2018. The average cost of interest-bearing deposits for the year ended December 31, 2019 was 0.84%, compared to 0.58% for the same period last year. Average non-interest bearing demand deposits totaled $1.50 billion for the year ended December 31, 2019, compared to $1.46 billion for the year ended December 31, 2018. The average cost of borrowings for the year ended December 31, 2019 was 2.10%, compared to 1.85% for the same period last year. Net interest margin for the year ended December 31, 2019 was aided by the recognition of $2.2 million in interest income, in the second quarter of 2019, upon the prepayment of loans which had previously been non-accruing.
Non-Interest Income
Non-interest income totaled $17.7 million for the quarter ended December 31, 2019, an increase of $2.1 million, compared to the quarter ended December 31, 2018. Wealth management income increased $1.7 million to $6.1 million for the three months ended December 31, 2019, largely due to fees earned from assets under management acquired in the T&L transaction. Income from Bank-owned life insurance ("BOLI") increased $1.2 million to $2.0 million for the three months ended December 31, 2019, compared to the same period in 2018, primarily due to an increase in benefit claims and an increase in equity valuations. Other non-interest income totaled $1.8 million for the quarter ended December 31, 2019, an increase of $1.1 million, compared to the quarter ended December 31, 2018. The increase in other non-interest income was largely attributable to a

$1.2 million increase in net fees on loan-level interest rate swap transactions. These increases were partially offset by a $2.2 million decrease in net gains on securities transactions resulting from the Company's sale of Visa Class B common shares in the quarter ended December 31, 2018.
For the year ended December 31, 2019, non-interest income totaled $63.8 million, an increase of $5.1 million, compared to the same period in 2018. Wealth management income increased $4.5 million to $22.5 million for the year ended December 31, 2019, compared to $18.0 million for the same period in 2018, primarily due to fees earned from assets under management acquired in the T&L transaction, partially offset by a decrease in managed mutual fund fees. Other income increased $1.7 million to $6.6 million for the year ended December 31, 2019, primarily due to a $2.6 million increase in net fees on loan-level interest rate swap transactions, partially offset by decreases of $659,000 and $353,000 in net gains on the sale of foreclosed real estate and net gains on the sale of loans, respectively. Income from BOLI increased $783,000 to $6.3 million for the year ended December 31, 2019, compared to the same period in 2018, due to an increase in benefit claims and greater equity valuations, while fee income increased $237,000 to $28.3 million, compared to the same period in 2018, largely due to a $1.0 million increase in prepayment fees on commercial loans, partially offset by a $264,000 decrease in debit card revenue, a $144,000 decrease in income from non-deposit investment products and a $125,000 decrease in deposit related fee income. Partially offsetting increases in other income, net gains on securities transactions decreased $2.1 million for the year ended December 31, 2019, due to the sale of Visa Class B common shares in 2018.
Non-Interest Expense
For the three months ended December 31, 2019, non-interest expense increased $4.4 million to $53.7 million, compared to $49.4 million for the quarter ended December 31, 2018. Compensation and benefits expense increased $2.0 million to $30.1 million for the three months ended December 31, 2019, compared to $28.1 million for the three months ended December 31, 2018. This increase was principally due to an increase in salary expense related to annual merit increases, an increase in the accrual for incentive compensation and an increase in stock-based compensation. Other operating expenses increased $1.9 million to $11.2 million for the three months ended December 31, 2019, compared to $9.3 million for the same period in 2018. The increase in other non-interest expense was primarily due to a $2.8 million increase in the estimated fair value of the contingent consideration related to the T&L purchase transaction, partially offset by decreases in legal, consulting, debit card maintenance fees and foreclosed real estate expense. Data processing expense increased $587,000 to $4.4 million for the three months ended December 31, 2019, compared to $3.8 million for the same period in 2018, primarily due to increases in software subscription expense and implementation costs. Net occupancy costs increased $262,000, to $6.3 million for the quarter ended December 31, 2019, compared to the quarter ended December 31, 2018, primarily due to an increase in rent expense, a portion of which was related to the T&L acquisition, partially offset by a decrease in depreciation expense. Additionally, amortization of intangibles increased $77,000 for the three months ended December 31, 2019, compared with the same period in 2018, mainly due to an increase in the customer relationship intangible amortization attributable to the acquisition of T&L, offset in part by scheduled reductions in amortization. Partially offsetting these increases in non-interest expense, FDIC insurance expense decreased $412,000 to $150,000 for three months ended December 31, 2019, compared to $562,000 for the same period in 2018, largely due to the receipt of the small bank assessment credit for the third quarter of 2019 and the discontinuance of the FICO assessment.
The Company’s annualized non-interest expense as a percentage of average assets (1) was 2.16% for the quarter ended December 31, 2019, compared with 2.01% for the same period in 2018. The efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income) (1) was 59.30% for the quarter ended December 31, 2019, compared with 53.10% for the same period in 2018. Excluding the $2.8 million increase in the estimated fair value of the contingent consideration related to the T&L acquisition, the Company’s annualized non-interest expense as a percentage of average assets and the efficiency ratio would have been 2.05% and 56.25%, respectively.
Non-interest expense for the year ended December 31, 2019 was $201.6 million, an increase of $9.8 million from 2018. Compensation and benefits expense increased $5.4 million to $116.8 million for the year ended December 31, 2019, compared to $111.5 million for the year ended December 31, 2018. This increase was due to additional compensation expense arising from the T&L acquisition, increased salary expense related to annual merit increases and additions of risk management and compliance professionals, along with increases in the accrual for incentive compensation and stock-based compensation. Other operating expenses increased $2.8 million for the year ended December 31, 2019, compared to $31.1 million for the year ended December 31, 2018. This increase was primarily due to a $2.8 million increase in the estimated fair value of the contingent consideration related to the T&L purchase transaction. Data processing costs increased $2.2 million to $16.8 million for the year ended December 31, 2019, compared with 2018, primarily due to increases in software subscription service expense and implementation costs. Additionally, net occupancy costs increased $839,000, to $25.9 million for the year ended December 31, 2019, compared to 2018, primarily due to an increase in rent expense, a portion of which was related to the T&L acquisition, while the amortization of intangibles increased $613,000 for the year ended December 31, 2019, compared with 2018, largely due to an increase in the customer relationship intangible amortization attributable to the acquisition of T&L. Partially offsetting these increases in non-interest expense, FDIC insurance expense decreased $2.2 million to $1.3 million for year ended December 31, 2019, compared to $3.5 million for the same period in 2018, largely due to the receipt of the small bank assessment credit for the second and third quarters of 2019 and the discontinuance of the FICO assessment.
Asset Quality
The Company’s total non-performing loans at December 31, 2019 were $40.2 million, or 0.55% of total loans, compared with $40.0 million, or 0.55% of total loans at September 30, 2019, and $25.7 million, or 0.35% of total loans at December 31, 2018. The $213,000 increase in non-performing loans at December 31, 2019, compared with the trailing quarter, was due to a $3.5 million increase in non-performing commercial mortgage loans and a $2.1 million increase in non-performing residential mortgage loans, partially offset by a $5.3 million decrease in non-performing commercial loans and a $140,000 decrease in non-performing consumer loans. At December 31, 2019, impaired loans totaled $70.6 million with related specific reserves of $5.1 million, compared with impaired loans totaling $71.3 million with related specific reserves of $5.3 million at September 30, 2019. At December 31, 2018, impaired loans totaled $50.7 million with related specific reserves of $1.2 million.
At December 31, 2019, the Company’s allowance for loan losses was 0.76% of total loans, compared to 0.79% at September 30, 2019, and 0.77% of total loans at December 31, 2018. The allowance for loan losses decreased $37,000 to $55.5 million at December 31, 2019, from $55.6 million at December 31, 2018. The Company recorded provisions for loan losses of $2.9 million and $13.1 million for the quarter and year ended December 31, 2019, respectively, compared with provisions of $1.8 million and $23.7 million for the quarter and year ended December 31, 2018, respectively. For the quarter and year ended December 31, 2019, the Company had net charge-offs of $4.7 million and $13.1 million, respectively, compared with net charge-offs of $147,000 and $28.3 million, respectively, for the same periods in 2018. Net charge-offs for the year ended December 31, 2018 included a $14.9 million loss related to a commercial borrower that filed a Chapter 7 petition in bankruptcy on March 27, 2018 for a liquidation of assets.
At December 31, 2019, the Company held $2.7 million of foreclosed residential real estate assets, compared with $1.6 million at December 31, 2018. During the year ended December 31, 2019, there were eleven additions to foreclosed assets with an aggregate carrying value of $2.3 million and six properties sold with an aggregate carrying value of $1.0 million. Total non-performing assets at December 31, 2019 increased $15.7 million to $42.9 million, or 0.44% of total assets, from $27.3 million, or 0.28% of total assets at December 31, 2018.

Income Tax Expense
For the quarter and year ended December 31, 2019, the Company’s income tax expense was $8.0 million and $34.5 million, respectively, compared with $6.0 million and $25.5 million, for the quarter and year ended December 31, 2018, respectively. The Company’s effective tax rates were 23.6% and 23.4% for the quarter and year ended December 31, 2019, respectively, compared with 14.4% and 17.7% for the quarter and year ended December 31, 2018, respectively. The increase in tax expense and the higher effective tax rates for both the quarter and year ended December 31, 2019 were primarily attributable to the effects of a technical bulletin issued by the New Jersey Division of Taxation in the second quarter of 2019 that specified treatment of real estate investment trusts in connection with combined reporting for New Jersey corporate business tax purposes. In addition, for the quarter and year ended December 31, 2018, tax expense and the effective tax rate were favorably impacted by a non-recurring $1.9 million tax benefit related to the Company's completion of a cost segregation study that assigned shorter taxable lives to select fixed assets.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, January 31, 2020 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2019. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast.
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.

Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
December 31, 2019 (Unaudited) and December 31, 2018
(Dollars in Thousands)

Assets	December 31, 2019	December 31, 2018
Cash and due from banks	$131,555	$86,195
Short-term investments	55,193	56,466
Total cash and cash equivalents	186,748	142,661
Available for sale debt securities, at fair value	976,919	1,063,079
Held to maturity debt securities (fair value of $467,966 and $479,740 at December 31, 2019 and December 31, 2018 respectively)	453,629	479,425
Equity securities, at fair value	825	635
Federal Home Loan Bank Stock	57,298	68,813
Loans	7,332,885	7,250,588
Less allowance for loan losses	55,525	55,562
Net loans	7,277,360	7,195,026
Foreclosed assets, net	2,715	1,565
Banking premises and equipment, net	55,210	58,124
Accrued interest receivable	29,031	31,475
Intangible assets	437,019	418,178
Bank-owned life insurance	195,533	193,085
Other assets	136,291	73,703
Total assets	$9,808,578	$9,725,769

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$5,384,868	$5,027,708
Savings deposits	983,714	1,051,922
Certificates of deposit of $100,000 or more	438,551	414,848
Other time deposits	295,476	335,644
Total deposits	7,102,609	6,830,122
Mortgage escrow deposits	26,804	25,568
Borrowed funds	1,125,146	1,442,282
Other liabilities	140,179	68,817
Total liabilities	8,394,738	8,366,789

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued		—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 65,787,900 shares outstanding at December 31, 2019, and 83,209,293 shares issued and 66,325,458 shares outstanding at December 31, 2018, respectively	832	832
Additional paid-in capital	1,007,303	1,021,533
Retained earnings	695,273	651,099
Accumulated other comprehensive income (loss)	3,821	(12,336)
Treasury stock	(268,504)	(272,470)
Unallocated common stock held by the Employee Stock Ownership Plan	(24,885)	(29,678)
Common stock acquired by the Directors’ Deferred Fee Plan	(3,833)	(4,504)
Deferred compensation—Directors’ Deferred Fee Plan	3,833	4,504
Total stockholders’ equity	1,413,840	1,358,980
Total liabilities and stockholders’ equity	$9,808,578	$9,725,769

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three Months (Unaudited) and Year Ended December 31, 2019 (Unaudited) and 2018
(Dollars in Thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Interest income:
Real estate secured loans	$56,310	$56,433	$223,361	$215,231
Commercial loans	18,752	20,665	82,540	79,371
Consumer loans	4,363	4,961	18,579	19,906
Available for sale debt securities and Federal Home Loan Bank stock	7,258	8,243	31,842	30,981
Held to maturity debt securities	3,016	3,159	12,424	12,606
Deposits, Federal funds sold and other short-term investments	686	461	2,724	1,734
Total interest income	90,385	93,922	371,470	359,829

Interest expense:
Deposits	11,554	9,606	45,494	30,693
Borrowed funds	5,948	6,983	28,003	28,460
Total interest expense	17,502	16,589	73,497	59,153
Net interest income	72,883	77,333	297,973	300,676
Provision for loan losses	2,900	1,800	13,100	23,700
Net interest income after provision for loan losses	69,983	75,533	284,873	276,976

Non-interest income:
Fees	7,704	7,378	28,321	28,084
Bank-owned life insurance	2,044	874	6,297	5,514
Wealth management income	6,097	4,385	22,503	17,957
Net gain on securities transactions	43	2,218	72	2,221
Other income	1,837	761	6,601	4,900
Total non-interest income	17,725	15,616	63,794	58,676

Non-interest expense:
Compensation and employee benefits	30,114	28,098	116,849	111,496
Net occupancy expense	6,266	6,004	25,895	25,056
Data processing expense	4,389	3,802	16,836	14,664
FDIC Insurance	150	562	1,316	3,482
Amortization of intangibles	579	502	2,740	2,127
Advertising and promotion expense	1,056	1,073	4,115	3,836
Other operating expenses	11,177	9,319	33,828	31,074
Total non-interest expense	53,731	49,360	201,579	191,735
Income before income tax expense	33,977	41,789	147,088	143,917
Income tax expense	8,026	6,026	34,455	25,530
Net income	$25,951	$35,763	$112,633	$118,387

Basic earnings per share	$0.40	$0.55	$1.74	$1.82
Average basic shares outstanding	64,258,766	65,048,753	64,604,224	64,942,886

Diluted earnings per share	$0.40	$0.55	$1.74	$1.82
Average diluted shares outstanding	64,383,211	65,175,345	64,734,591	65,103,097

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
STATEMENTS OF INCOME:
Net interest income	$72,883	$77,333	$297,973	$300,676
Provision for loan losses	2,900	1,800	13,100	23,700
Non-interest income	17,725	15,616	63,794	58,676
Non-interest expense	53,731	49,360	201,579	191,735
Income before income tax expense	33,977	41,789	147,088	143,917
Net income	25,951	35,763	112,633	118,387
Diluted earnings per share	$0.40	$0.55	$1.74	$1.82
Interest rate spread	2.95%	3.22%	3.10%	3.20%
Net interest margin	3.21%	3.44%	3.35%	3.39%

PROFITABILITY:
Annualized return on average assets	1.05%	1.46%	1.15%	1.22%
Annualized return on average equity	7.29%	10.53%	8.07%	8.93%
Annualized return on average tangible equity (1)	10.56%	15.27%	11.71%	13.07%
Annualized core non-interest expense to average assets (1)	2.16%	2.01%	2.05%	1.97%
Efficiency ratio (1)	59.30%	53.10%	55.72%	53.36%

ASSET QUALITY:
Non-accrual loans			$40,194	$25,690
90+ and still accruing			—	—
Non-performing loans			40,194	25,690
Foreclosed assets			2,715	1,565
Non-performing assets			42,909	27,255
Non-performing loans to total loans			0.55%	0.35%
Non-performing assets to total assets			0.44%	0.28%
Allowance for loan losses			$55,525	$55,562
Allowance for loan losses to total non-performing loans			138.14%	216.28%
Allowance for loan losses to total loans			0.76%	0.77%

AVERAGE BALANCE SHEET DATA:
Assets	$9,848,909	$9,729,008	$9,820,832	$9,736,449
Loans, net	7,252,458	7,204,254	7,190,113	7,208,420
Interest-earning assets	8,922,967	8,859,139	8,894,563	8,865,076
Core deposits	6,287,902	6,138,343	6,144,208	6,109,836
Borrowings	1,189,096	1,393,965	1,336,631	1,535,906
Interest-bearing liabilities	6,680,988	6,804,187	6,779,541	6,853,751
Stockholders' equity	1,412,725	1,347,630	1,394,859	1,325,211
Average yield on interest-earning assets	3.99%	4.19%	4.18%	4.06%
Average cost of interest-bearing liabilities	1.04%	0.97%	1.08%	0.86%

LOAN DATA:
Mortgage loans:
Residential			$1,078,227	$1,100,009
Commercial			2,578,477	2,299,417
Multi-family			1,225,675	1,339,800
Construction			429,812	388,999
Total mortgage loans			5,312,191	5,128,225
Commercial loans			1,634,759	1,695,148
Consumer loans			391,360	431,428
Total gross loans			7,338,310	7,254,801
Premium on purchased loans			2,474	3,243
Unearned discounts			(26)	(33)
Net deferred			(7,873)	(7,423)
Total loans			$7,332,885	$7,250,588

(1) Refer to: Notes - Reconciliation of GAAP to Non-GAAP Measures.

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
			At December 31,
			2019	2018
Total stockholders' equity			$1,413,840	$1,358,980
Less: total intangible assets			437,019	418,178
Total tangible stockholders' equity			$976,821	$940,802

Shares outstanding			65,787,900	66,325,458

Book value per share (total stockholders' equity/shares outstanding)			$21.49	$20.49
Tangible book value per share (total tangible stockholders' equity/shares outstanding)			$14.85	$14.18

(2) Annualized Return on Average Tangible Equity
	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total average stockholders' equity	$1,412,725	$1,347,630	$1,394,859	$1,325,211
Less: total average intangible assets	437,304	418,501	433,189	419,271
Total average tangible stockholders' equity	$975,421	$929,129	$961,670	$905,940

Net income	$25,951	$35,763	$112,633	$118,387
Annualized return on average tangible equity (net income/total average stockholders' equity)	10.56%	15.27%	11.71%	13.07%

(3) Annualized Non-Interest Expense to Average Assets
	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total annualized non-interest expense	$213,172	$195,830	$201,579	$191,735
Average assets	9,848,909	9,729,008	9,820,832	9,736,449

Annualized non-interest expense/average assets	2.16%	2.01%	2.05%	1.97%

(4) Efficiency Ratio
	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net interest income	$72,883	$77,333	$297,973	$300,676
Non-interest income	17,725	15,616	63,794	58,676
Total income	$90,608	$92,949	$361,767	$359,352

Non-interest expense	$53,731	$49,360	$201,579	$191,735

Efficiency ratio (non-interest expense/total income)	59.30%	53.10%	55.72%	53.36%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	December 31, 2019			September 30, 2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$73,093	$322	1.75%	$53,597	$305	2.25%
Federal funds sold and other short-term investments	51,971	364	2.77%	76,382	574	2.98%
Held to maturity debt securities (1)	458,501	3,016	2.63%	464,561	3,075	2.65%
Available for sale debt securities, at fair value	1,025,884	6,118	2.39%	1,089,421	6,851	2.52%
Equity securities, at fair value	746	—	— %	747	—	— %
Federal Home Loan Bank stock	60,314	1,140	7.56%	71,206	1,067	5.99%
Net loans: (2)
Total mortgage loans	5,240,293	56,310	4.24%	5,149,119	56,402	4.32%
Total commercial loans	1,614,703	18,752	4.57%	1,643,816	20,104	4.81%
Total consumer loans	397,462	4,363	4.36%	407,010	4,648	4.53%
Total net loans	7,252,458	79,425	4.32%	7,199,945	81,154	4.44%
Total Interest Earning Assets	$8,922,967	$90,385	3.99%	$8,955,859	$93,026	4.09%

Non-Interest Earning Assets:
Cash and due from banks	80,656			103,963
Other assets	845,286			839,871
Total Assets	$9,848,909			$9,899,693

Interest-Bearing Liabilities:
Demand deposits	$3,705,039	$7,599	0.81%	$3,558,809	7,460	0.83%
Savings deposits	988,408	394	0.16%	994,178	387	0.15%
Time deposits	798,445	3,561	1.77%	827,104	3,883	1.86%
Total Deposits	5,491,892	11,554	0.83%	5,380,091	11,730	0.87%

Borrowed funds	1,189,096	5,948	1.98%	1,445,112	7,768	2.13%
Total Interest Bearing Liabilities	6,680,988	17,502	1.04%	6,825,203	19,498	1.13%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,594,455			1,514,120
Other non-interest bearing liabilities	160,741			160,787
Total Non-interest Bearing Liabilities	1,755,196			1,674,907
Total Liabilities	8,436,184			8,500,110
Stockholders' equity	1,412,725			1,399,583
Total Liabilities and Stockholders' Equity	$9,848,909			$9,899,693

Net interest income		$72,883			$73,528

Net interest rate spread			2.95%			2.96%
Net interest-earning assets	$2,241,979			$2,130,656

Net interest margin (3)			3.21%			3.23%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.34x			1.31x

(1) Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest rate spread and net interest margin for the previous five quarters.

	12/31/19	9/30/19	6/30/19	03/31/19	12/31/18
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.
Interest-Earning Assets:
Securities	2.62%	2.71%	2.80%	2.87%	2.87%
Net loans	4.32%	4.44%	4.63%	4.51%	4.49%
Total interest-earning assets	3.99%	4.09%	4.28%	4.20%	4.19%

Interest-Bearing Liabilities:
Total deposits	0.83%	0.87%	0.86%	0.78%	0.70%
Total borrowings	1.98%	2.13%	2.18%	2.07%	1.99%
Total interest-bearing liabilities	1.04%	1.13%	1.12%	1.04%	0.97%

Interest rate spread	2.95%	2.96%	3.16%	3.16%	3.22%
Net interest margin	3.21%	3.23%	3.42%	3.40%	3.44%

Ratio of interest-earning assets to interest-bearing liabilities	1.34x	1.31x	1.30x	1.30x	1.30x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	December 31, 2019			December 31, 2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$36,592	$854	2.32%	$13,867	$269	1.91%
Federal funds sold and other short term investments	61,032	1,870	3.07%	50,351	1,465	2.92%
Held to maturity debt securities (1)	467,711	12,424	2.66%	472,690	12,606	2.67%
Available for sale debt securities, at fair value	1,072,106	27,455	2.56%	1,046,701	26,074	2.49%
Equity securities, at fair value	724	—	— %	683	—	— %
Federal Home Loan Bank stock	66,285	4,387	6.62%	72,364	4,907	6.78%
Net loans: (2)
Total mortgage loans	5,131,354	223,361	4.35%	5,108,289	215,231	4.21%
Total commercial loans	1,646,442	82,540	5.01%	1,648,537	79,371	4.81%
Total consumer loans	412,317	18,579	4.51%	451,594	19,906	4.41%
Total net loans	7,190,113	324,480	4.51%	7,208,420	314,508	4.36%
Total Interest Earning Assets	$8,894,563	$371,470	4.18%	$8,865,076	$359,829	4.06%

Non-Interest Earning Assets:
Cash and due from banks	96,405			93,601
Other assets	829,864			777,772
Total Assets	$9,820,832			$9,736,449

Interest-Bearing Liabilities:
Demand deposits	$3,625,989	$29,542	0.81%	$3,575,306	$20,450	0.57%
Savings deposits	1,015,547	1,681	1.17%	1,070,868	1,923	0.18%
Time deposits	801,374	14,271	1.78%	671,671	8,320	1.24%
Total Deposits	5,442,910	45,494	0.84%	5,317,845	30,693	0.58%
Borrowed funds	1,336,631	28,003	2.10%	1,535,906	28,460	1.85%
Total Interest Bearing Liabilities	$6,779,541	73,497	1.08%	$6,853,751	59,153	0.86%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,502,672			1,463,662
Other non-interest bearing liabilities	143,760			93,825
Total Non-interest Bearing Liabilities	1,646,432			1,557,487
Total Liabilities	8,425,973			8,411,238
Stockholders' equity	1,394,859			1,325,211
Total Liabilities and Stockholders' Equity	$9,820,832			$9,736,449

Net interest income		$297,973			$300,676

Net interest rate spread			3.10%			3.20%
Net interest-earning assets	$2,115,022			$2,011,325

Net interest margin (3)			3.35%			3.39%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.31x			1.29x

(1) Average outstanding balance amounts shown are amortized cost.

(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.

(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest rate spread and net interest margin for the previous three years.

	Years Ended
	12/31/19	12/31/18	12/31/17
Interest-Earning Assets:
Securities	2.76%	2.74%	2.43%
Net loans	4.51%	4.36%	4.06%
Total interest-earning assets	4.18%	4.06%	3.74%

Interest-Bearing Liabilities:
Total deposits	0.84%	0.58%	0.37%
Total borrowings	2.10%	1.85%	1.66%
Total interest-bearing liabilities	1.08%	0.86%	0.67%

Interest rate spread	3.10%	3.20%	3.07%
Net interest margin	3.35%	3.39%	3.21%

Ratio of interest-earning assets to interest-bearing liabilities	1.31x	1.29x	1.27x